Exhibit 99.9

Chen & Lee Law Office 陳和李律師事務所

Tel 電話: (852) 2971 2800 Fax 圖文傳真: (852) 2971 2871

Address: Unit A1, 15/F, & Unit D2, 13/F, United Centre, 95 Queensway, Admiralty, Hong Kong

地址：香港金鐘金鐘道95號統一中心 15 樓 A1 室及 13 樓 D2 室

PARTNERS	:	CHEN ANNIE 陳雙雙#★☆	LEE SZE MAN 李思敏▲	CHIU WAI TUNG 邱煒東#☆
CONSULTANTS	:	CHAN DUN CHAU KENNETH 陳端洲*▲ LAM TSZ CHUNG ANTHONY 林子聰*☆
ASSOCIATES	:	WONG KIN TAK 黃健德	LIN YE 林燁	YIM LING NGAN 嚴羚晏
		LAW YUEN KIN 羅元健	TANG CHERRY SAVANT 鄧卓思
REGISTERED FOREIGN LAWYERS	:	LI YUNBO 李雲波	WANG HAO 王浩	YANG ZHONGSHUO 楊中碩
		LI YANG 李暘	ZHANG YINAN 張億南	WANG NINGYUAN 王寧遠

Date: [*] 2026

Our Ref.: CL1/900965/CL15/25

To: Hacker Interstellar Inc.

Sertus Chambers, Governors Square

Suite #5-204, 23 Lime Tree Bay Avenue

P.O. Box 2547, Grand Cayman

KY1-1104, Cayman Islands

Dear Sirs/ Madams,

Re: Legal opinion on Hacker Interstellar HK Limited (the “Subsidiary”) regarding its business operation in Hong Kong

We are solicitors qualified in Hong Kong and are instructed by Hacker Interstellar Inc. (the “Company”) to issue a legal opinion on the Subsidiary, a wholly-owned subsidiary of the Company, regarding its business operation in Hong Kong and whether the Subsidiary has complied with the relevant laws and regulations in Hong Kong.

*中國委托公證人 China-Appointed Attesting Officer	#婚姻監禮人 Civil Celebrant of Marriages
★內地律師職業資格 PRC Lawyer	☆粵港澳大灣區律師資格 GBA Lawyer	▲英格蘭及威爾斯律師 Solicitor of England and Wales

Chen & Lee Law Office

SECTION I – INTRODUCTION

1.	DEFINITION AND REFERENCES

Unless otherwise specified, capitalised terms used herein shall have the following meanings:

Articles	means the Memorandum and Articles of Association of the Subsidiary.

Companies Ordinance	means the Companies Ordinance (Chapter 622 of the laws of Hong Kong).

Director(s)	means the director(s) of the Subsidiary.

Opinion	means this legal opinion.

Personal Data (Privacy) Ordinance	means the Personal Data (Privacy) Ordinance (Chapter 486 of the laws of Hong Kong)

2.	LIMITATION AND QUALIFICATION

This Opinion is subject to the following limitations and qualifications:

(A)	This Opinion merely covers matters considered by us from a legal perspective, and is not intended to contain any advice of a commercial, financial accounting or tax nature.

(B)	To the extent possible, we have checked and verified the information, documents and representations given to us against publicly available records as mentioned in this Opinion. Apart from that, we have not undertaken to independently verify the truth, completeness or accuracy of such information, documents and representations. There may be information which are not publicly available and have not been disclosed to us, but which might affect the opinion expressed herein.

(C)	The opinion expressed herein only relates to the laws of Hong Kong currently in force. We express no views nor opinion as to the laws or any other jurisdiction.

3.	ASSUMPTIONS

In rendering this Opinion, we have assumed that:

(A)	all information, documents and representations conveyed to us by other parties (including without limitation, the directors, shareholders, employees, officers and agents of the Company and the Subsidiary) were true, accurate, complete and not misleading as at the dates when provided to us and remain to be so as of the date hereof.

(B)	all copy documents provided to us are true and complete copies of the originals, and that the originals are authentic.

Chen & Lee Law Office

(C)	all seals, signatures and duty stamps, imprints or markings appearing on the documents provided to us are authentic.

(D)	all parties to the documents provided to us had the requisite capacity, power and authority to enter into or make such documents and to perform their obligations under such documents.

(E)	all the documents provided to us have been duly executed and are legally enforceable in accordance with the laws and regulations of the relevant jurisdiction.

(F)	all the documents provided to us are in full force and effect and, except where expressly brought to our attention, have not been terminated or amended, and no party to such documents has breached or threatened to breach any of the terms under such documents.

(G)	unless otherwise specified in this Opinion, all board and shareholders meeting referred to herein were properly convened and all the resolutions were properly passed, and that except as disclosed to us, no amendments have been made to any of the resolutions passed.

(H)	there are no material facts which might affect the opinion expressed herein but have not been disclosed to us.

(I)	there is no law and regulation of any jurisdiction other than those of Hong Kong which would have affect the opinion express herein.

(J)	the information revealed by the searches of public registers or records kept by government departments or the authorities are true, accurate, complete and up-to-date.

4.	PURPOSE OF THIS OPINION

This Opinion has been prepared for the Company solely for the purpose of its intended initial public offering in the United States of America (the “Intended Purpose”). Without prior written consent, this Opinion shall not be (i) used for any purpose except for Intended Purpose; or (ii) copied, circulated or disclosed to any person in whole or in part except for the Company, the Subsidiary and their respective employees.

5.	SEARCHES

For the purpose of this Opinion, we have conducted the following searches of the records kept by various departments of the Hong Kong government:

(A)	a search of the register kept by the Hong Kong Companies Registry in respect of the Subsidiary on [*] 2026 (the “Company Search”);

(B)	a search of the records kept at all level of courts of Hong Kong in respect of the Subsidiary conducted by D-Law International Holdings Limited on [*] 2026 (the “Litigation Search”);

(C)	a search of the records kept by the Hong Kong Official Receiver’s Office in respect of the Subsidiary on [*] 2026 (the “Winding-up Search”);

(D)	a search of the records kept by the Hong Kong Official Receiver’s Office in respect of each of the Directors on [*] 2026 (the “Bankruptcy Search”);

(E)	a search of the Non-Compliant Employer and Officer Records kept by Mandatory Provident Fund Schemes Authority on [*] 2026 (the “MPF Search”).

Chen & Lee Law Office

SECTION II – LEGAL OPINION

1.	CORPORATE

1.1	Subject to the qualification set out above, we are of the opinion that so far as the laws of Hong Kong currently in force are concerned:

(A)	the Subsidiary was duly incorporated in Hong Kong and is validly existing and in good standing in Hong Kong. It has the status of an independent legal entity which can sue and be sued in its own name. We are not aware of any immunity to which the Subsidiary is entitled under the laws of Hong Kong;

(B)	all of the issued shares of the Subsidiary have been duly issued and fully paid. Each issued share ranks pari passu in all respects with each other;

(C)	the Subsidiary has duly filed the necessary documents with the Registrar of Companies in respect of the issuance of shares in accordance with the laws of Hong Kong.

(D)	the Subsidiary has duly adopted the Articles, and has duly filed the same with the Registrar of Companies, in accordance with the laws of Hong Kong. Furthermore, we do not see any restrictions under the Articles that affect the Subsidiary’s ability, power and capacity to own, use, lease or operate its properties and assets and carry on its current business in Hong Kong; and

(E)	the Subsidiary has made the necessary corporate filing on a timely basis since its incorporation up to the date hereof, save for the delay in filing forms with the Registrar of Companies as set out below:

Ref. No.	Form	Submission/Filing Date	Date of relevant changes
24000938252	ND2B	23 December 2019	6 December 2019
24000938251	NR1	23 December 2019	6 December 2019
23700394630	ND2A	16 May 2018	24 April 2018

Based on the Directors’ confirmation, there is no outstanding penalty imposed on the Subsidiary for the delay set out above.

1.2	We are not aware that any consent, approval and authorisation of any court, governmental or regulatory department or agency or other regulatory body in Hong Kong is required under the laws of Hong Kong with respect to the issuance of the shares of the Subsidiary.

1.3	Based on the Directors’ confirmation, there are no outstanding rights, warrants or options to acquire, or instruments convertible into, any shares or equity interest in the Subsidiary.

1.4	The change in shareholding of the Subsidiary since the date of its incorporation is summarised as follows:

Date of Transfer	Transferor	Transferee	No. of shares	Consideration
20 August 2015	Global Incorporation (HK) Limited	Hacker Interstellar Inc.	1	HK$1.00

Subject to the qualification set out above, we are of the opinion that so far as the laws of Hong Kong currently in force are concerned:

(A)	the above historical change in the shareholding structure of the Subsidiary was lawful and valid;

(B)	the stamp duty in respect of the above transfer of shares in the Subsidiary has been duly paid; and

(C)	the shareholders set out above are qualified to be the shareholders of the Subsidiary.

Chen & Lee Law Office

1.5	Based on the Directors’ confirmation, the Directors, to the best of their knowledge, information and belief, are not aware of any charges, security, liens, encumbrances, equities or claims over the shareholding of the Subsidiary.

1.6	Details of the past and current directors of the Subsidiary since its incorporation up to the date hereof are set out below:

Name	Date of appointment	Current Director?
Chen, Yukun陳彧堃	11 August 2015	Yes
Ma Yi 馬褘	19 September 2016	Yes
Chen, Shuwen 陳樹文	19 September 2016	Yes
Sha, Ye 沙燁	19 September 2016	No (resigned on 25 April 2018)
Jubm Wenji 靳文戟	19 September 2016	No (resigned on 14 September 2020)
Lin, Haifeng 林海峰	06 June 2018	No (resigned on 14 September 2020)
Ning Jun 寧軍	14 September 2020	Yes
Sun, Yue 孫越	14 September 2020	No (resigned on 12 April 2022)
Chen, Rui 陳瑞	12 April 2022	No (resigned on 6 August 2025)

Based on the Company Search and board resolutions of the Subsidiary, we are of the opinion that each of the directors listed above was appointed in accordance with the applicable laws in Hong Kong and the Articles.

2.	TAXATION

2.1	Save as those requirements set out in Division 6 of Part 5 of the Articles and Division 2 of Part 6 of the Companies Ordinance (the relevant extracts from the Articles and Companies Ordinance are attached hereto as Annex I), we are not aware of any general restriction or taxes imposed on the Subsidiary for the payment or distribution of dividend, or repatriation of its profits, under the laws of Hong Kong. Furthermore, we are of the opinion that the Subsidiary has the full power and authority to declare and effect, in accordance with the Articles, dividend payments in or out of Hong Kong freely in any foreign currencies, without any withholding of taxes or other taxation, and without the necessity of obtaining any governmental approvals or permits.

2.2	It has been confirmed in the letter from the Inland Revenue Department of Hong Kong (the “IRD”) dated 8 April 2025 that, up to 31 March 2025, it is not aware of the occurrence of:

(A)	any records of overdue taxes of the Subsidiary;

(B)	any records of negative statement that no tax is imposed nor chargeable on the Company;

(C)	any records of tax waiver, relief, concession or preferential treatment granted by the IRD to the Subsidiary;

(D)	any information, records and/or correspondence between the IRD and the Subsidiary, or received by the IRD, as to any written or verbal enquiries, complaints, warnings, investigations, sanctions, disputes, and/or enforcements in relation to any non-compliance by the Subsidiary in respect of any laws, regulations, guidelines and code of conduct issued under the IRD’s purview and/or other applicable laws and regulations or such other issues associated with assessment and/or payment of tax and/or other tax related issues;

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(E)	any records of letter and/or correspondences or verbal communication between the IRD and the Subsidiary addressing enquiry, complains, warnings, investigations, or concerns in relation to the matters set out in paragraph 2.2(D) above associated with the Subsidiary; and

(F)	any writ of summons, notice of investigation or other records of penalty or disciplinary actions (including but not limited to fines/penalties, points demerit and business suspension and/or enforcement) in relation to the matters set out in paragraph 2.2(D) above or otherwise associated with the Company, regardless of the outcome of the case, except that the Subsidiary failed to comply with section 51(1) of the Inland Revenue Ordinance to file the Profits Tax Return for the years of assessment 2015/16 and 2020/21 by the due date. The Inland Revenue Department had issued two Compound Offers to the Subsidiary on 6 July 2017 and 9 September 2021 respectively.

In regard to the Compound Offer on 6 July 2017, the Subsidiary had submitted on 15 December 2017 the Profits Tax Return for 2015/2016 to the IRD. Based on the Directors’ confirmation, the IRD thereafter took no further action against the Subsidiary.

In regard to the Compound Offer on 6 September 2021, the IRD issued a letter dated 14 January 2022 to inform the Subsidiary that, no further action will be taken by the IRD against the Subsidiary.

Based on the aforesaid and the profit tax return provided by the Subsidiary, we are of the opinion that, save as mentioned above:

(A)	the Subsidiary has paid all taxes due to the Hong Kong government during [the years ended 31 December 2023 and 2024, and the six months ended 30 June 2025]; and

(B)	the Subsidiary has complied with all the applicable laws in Hong Kong on tax matters and is not subject to any penalties/fines for violation of any applicable laws in Hong Kong regarding taxation.

3.	BUSINESS OPERATIONS

3.1	We are of the opinion that no licenses, authorizations, permissions, declarations, certificates, approvals, orders, registrations, clearances, report, permits and consents from the governmental authorities in Hong Kong is required for the operation of the Subsidiary’s current business of operating online chat room platform, save for the business registration certificate which the Subsidiary has obtained (certificate no.: 65122998-000-08-24-7)(the “BR Certificate”) and which shall be valid and in full force and effect until 10 August 2025. There are no material restrictions or conditions on the BR Certificate, and we do not see any material legal impediments to the renewal of the BR Certificate.

3.2	According to the Litigation Search, up to the date thereof, the Subsidiary had not been involved in any civil or criminal proceedings in relation to the BR Certificate in Hong Kong. Furthermore, based on the Directors’ confirmation, the Subsidiary has not received any notice of proceedings relating to revocation, suspension, withdrawal, cancellation or modification of the BR Certificate.

Chen & Lee Law Office

3.3	According to the Litigation Search, up to the date thereof, the Subsidiary had not been involved in any civil or criminal proceedings in relation to cybersecurity, data security and personal information protection in Hong Kong.

We understand that, during the course of operating the online chat room platform, the Subsidiary would show to platform users the privacy policy displayed on https://yo-app.co/policy.html (the “Privacy Policy”), and request the platforms users to give their consent to the provision of their personal information pursuant to the Privacy Policy. We are of the opinion that, the Privacy Policy complies with the requirement under the Personal Data (Privacy) Ordinance in all material respects.

4.	PROPERTIES AND ASSETS

4.1	Based on the Directors’ confirmation, the Subsidiary does not own any real property in Hong Kong.

4.2	the Subsidiary (as tenant) has signed a lease agreement with TONTHAI INVESTMENT ENTERPRISES LIMITED (as landlord) for the tenancy of the Office Unit No.1607 on Level 16 of Tower I of Metroplaza, 223 Hing Fong Road, Kwai Chung, New Territories, Hong Kong for a term of two years commencing on 2 May 2025 and expiring on 1 May 2027 (both days inclusive), at the rent of HK$19,396 per month.

4.3	Based on the Directors’ confirmation, the Subsidiary is in the course of applying for the registration of the patent of the following software:

●	多语种语音内容自助采购结算系统;

●	多人语音交互环境上下文语义理解系统;

●	多实时音频流传输通道智能调度系统;

●	活动模块化构建系统;

●	语音房的实时个性化推荐系统;

●	自成长的智能虚拟人社交系统;

●	端到端的可打断语音智能交互系统;

●	Android App性能自动化测试系统;

●	Android App实时内存泄漏检测系统; and

●	移动App网络安全协议系统.

4.4	Based on the Directors’ confirmation, the Subsidiary has not provided any guarantee.

4.5	Based on the Company Search, the Subsidiary has not registered any mortgage or charge against any of its assets with the Registrar of Companies in Hong Kong. Furthermore, based on the Directors’ confirmation, there are no outstanding securities, including mortgages and charges, granted over any of the assets of the Subsidiary.

Chen & Lee Law Office

5.	MATERIAL CONTRACTS

5.1	We are furnished with the copies of the following contracts (the “Material Contracts”) executed by the Subsidiary:

(A)	the agreement titled “声网Agora音视频SDK及服务使用协议” between the Subsidiary and 上海兆言网络科技有限公司which became effective on 29 May 2019 and had an validity period of three years. Such agreement was not signed but only the Subsidiary’s stamp was affixed;

(B)	the Tencent Cloud Master Services Agreement dated 14 April 2020 between the Subsidiary and Aceville Pte Ltd. which had an initial term of 24 months;

(C)	the second supplemental agreement titled “合作协议之补充协议二” dated 1 December 2023 between the Subsidiary and 抖动科技(深圳)有限公司. Such agreement was not signed but only the Subsidiary’s stamp was affixed.

(D)	the service agreement titled “短信平台服务协议” dated 15 January 2024 between the Subsidiary and COIHUB Technology Limited which had a term until 14 January 2025.

(E)	the Cooperation Agreement for International and SMS Messages dated 24 April 2024 between the Subsidiary and HEYSPEED Technology Co., Limited which had a term until 23 April 2025.

(F)	the service agreement titled “AWS EDP服務合同” between the Subsidiary and Ultrapower (HK) Ltd, which was signed by the Subsidiary on 26 January 2022 and had a term of two years.

(G)	the service agreement titled “广告推广服务合同” between the Subsidiary and HK Wanzhong Technology Limited dated 15 June 2023 which had a term until 14 June 2025.

(H)	The agreement titled “无线广告发布合同” dated 29 May 2024 between the Subsidiary and Madhouse Co. Limited which had a term until 31 December 2024. Such agreement was not signed but only the Subsidiary’s stamp was affixed.

Pursuant to section 121(3) of the Companies Ordinance, where a contract is required by law to be in writing and to be signed, the contract may be made on behalf of a Hong Kong company in writing signed by any person acting with the Hong Kong company’s authority. Therefore, based on the relevant board resolutions of the Subsidiary furnished to us, we are of the opinion that the relevant signatories were duly authorised to sign the Material Contracts (B), (D), (E), (F) and (G) above on behalf of the Subsidiary.

We note that Material Contracts (A), (C) and (H) above born no signature by any authorised signatory of the Subsidiary, but only the Subsidiary’s stamp was affixed. However, as shown in Jin Qiang (HK) Limited v. Gain Up (Hong Kong) Technology Limited [2010] HKCFI 649, if both parties have performed their respective obligations under the contracts, this may amount to part performance of the contract, and it is likely that the court would conclude that the relevant contracts were regarded by the parties as a legally binding contract. Based on the Directors’ confirmation, the relevant parties to the Material Contracts (A), (C) and (H) have performed their obligations thereunder.

In light of the above, we are of the opinion that the Material Contracts were duly executed by the Subsidiary, and valid, legal and enforceable against the Subsidiary.

Furthermore, based on the Directors’ confirmation, there is no breach of the Material Contracts.

Chen & Lee Law Office

5.2	We understand that the Subsidiary enters into talent management service agreement with talent agencies in respect of individual hosts for the online chat room platforms that it operates (the “YoYo Platform”). We are furnished with a template for such talent management service agreement (the “Talent Service Agreement”). We are of the opinion that the Talent Service Agreement, if it is to be duly executed by the Subsidiary, shall be legal under the laws of Hong Kong. We also note that, pursuant to the Talent Service Agreement, the Subsidiary shall pay salary to the hosts based on the achieved target. According to the Directors’ confirmation,

●	the salary of each host is determined based on the virtual “YoYo Coins” that were awarded to that host by the users of the YoYo Platform;

●	“YoYo Coin” is not a financial or securities instrument, but only digital asset that users may purchase and which can only be used as a form of payment for purchase of products available on the YoYo Platform;

●	“YoYo Coins” offer no rights to holders to profits of the Subsidiary;

●	The Subsidiary does not offer any mechanism for the “YoYo Coins” holders to trade or sell “YoYo Coins” for fiat money; and

●	The purchase of “YoYo Coin” by users of the YoYo Platform is not a purchase of equity or debt from the Subsidiary.

In the premises, we are of the opinion that the arrangement of paying salary to hosts based on the “YoYo Coins” awarded by users is legal under the laws of Hong Kong.

6.	EMPLOYMENT

6.1	Based on the Directors’ confirmation, the Subsidiary currently has six employees, which include:

●	陈彧堃, chief executive officer;

●	冀鑫, product director;

●	朱涛, research and development director;

●	何红辉, research and development director;

●	刘莹, operation director; and

●	沈佳, chief financial officer.

6.2	The Subsidiary has supplied to us a sample employment contract with its employees. We are of the opinion that the said sample employment contract does not contravene the relevant laws of Hong Kong.

6.3	It has been confirmed in the letter from the Labour Department of Hong Kong (the “LD”) dated 7 April 2025 that no non-compliance record of the Subsidiary was found in relation to laws and regulations under the purview of the LD, including Factories and Industrial Undertakings Ordinance (Chapter 59 of the laws of Hong Kong), Occupational Safety and Health Ordinance (Chapter 509 of the laws of Hong Kong), Employees’ Compensation Ordinance (Chapter 282 of the laws of Hong Kong), Employment Ordinance (Chapter 57 of the laws of Hong Kong), Minimum Wage Ordinance (Chapter 608 of the laws of Hong Kong), Boilers and Pressure Vessels Ordinance (Chapter 56 of the laws of Hong Kong) and their respective subsidiary regulations, as well as Part IVB of the Immigration Ordinance (Chapter 115 of the laws of Hong Kong) concerning the prohibition of employment of illegal immigrants and others.

Based on the above, we are of the opinion that the Subsidiary has complied with the relevant laws of Hong Kong in respect of labour.

Chen & Lee Law Office

6.4	Based on the MPF Search, up to the date thereof, no criminal conviction or civil award/judgment records against the Subsidiary in Hong Kong in relation to non-compliant employer and officer was found.

7.	REGULATORY AND LEGAL COMPLIANCE

7.1	Based on the Litigation Search, up to the date thereof, the Subsidiary and its Directors had not been involved in any civil or criminal proceedings in Hong Kong as defendants or respondents, save for the following:

Action no.	Date	Content	Court Type
SCTC 20289/2016	15 July 2016	Claimant: MTR Corporation Limited Defendant: Chen Rui	Small Claims Tribunal (Miscellaneous)
HCMP 2780/2024	31 December 2024

Plaintiff: Speed Success Group Limited

Defendant 1: Strong Petrochemical Holdings Limited

Defendant 2: Yao Guoliang

Defendant 3: Deng Heng

Defendant 4: Tan Xiao

Defendant 5: Ma Yi

Defendant 6: Jiao Jie

Defendant 7: Lai Wai Chi

High Court (Company)
HCMP 2328/2024	8 November 2024	Plaintiff: Wang Jian Sheng Defendant 1: Strong Petrochemical Holdings Limited Defendant 2: Yao Guoliang Defendant 3: Deng Heng Defendant 4: Tan Xiao Defendant 5: Ma Yi	High Court (Company)
HCA 2171/2011	21 December 2011	Plaintiff 1: Wong Hoi Yan Plaintiff 2: Wong Hoi Kan Defendant: Ning Jun	High Court (Probate and Administration Matters)

Based on the Directors’ confirmation, there is no outstanding liability arising out of the legal proceedings listed above.

7.2	Based on the Winding-up Search, up to the date thereof, no winding-up petition had been filed against the Subsidiary in Hong Kong.

7.3	Based on the Bankruptcy Search, up to the date thereof, no bankruptcy petition had been filed against any of the Directors in Hong Kong.

Chen & Lee Law Office

8.	INITIAL PUBLIC OFFERING IN UNITED STATES OF AMERICA

8.1	We are not aware of any requirement under the laws of Hong Kong for the Company or the Subsidiary to obtain approval or consent from the Hong Kong government for the intended initial public offering in the United States of America.

8.2	While we are not furnished with the underwriting agreement to be executed by the Company for its anticipated initial public offering, we are not aware of any general prohibition or restriction under the laws of Hong Kong or the Articles on the execution and performance of underwriting agreement by the Subsidiary as the issuer of securities in the United States of America.

9.	CONSENT

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement for the Intended Purpose, and to the reference made to our firm in the Registration Statement and in the prospectus forming a part thereof. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

CHEN AND LEE LAW OFFICE

Chen & Lee Law Office

Annex I

Extracts from the Articles and Companies Ordinance